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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Clayton Stephen T.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

     c/o Tremont Advisers, Inc.
     555 Fremd Avenue
     Suite C 206
________________________________________________________________________________
                                    (Street)

     Rye                               NY                 10580
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Tremont Advisers, Inc. TMAVB
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     3/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form  filed  by 1  Reporting  Person

     [_]  Form filed by more than 1 Reporting Person

________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.
                                                               4.                              5.             Owner-
                                                               Securities Acquired (A) or      Amount of      ship
                                                  3.           Disposed of (D)                 Securities     Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                  Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                   Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Class B Common Stock                3/9/00         S               100         D      $9.875   25,897         D         --
----------------------------------------------------------------------------------------------------------------------------------

Class B Common Stock                3/17/00        S               500         D      $9.500   25,397         D         --
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                3/21/00        S               400         D      $9.750   24,997         D         --
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                --             --       --     --          --     --       4,500          I         spouse
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                --             --       --     --          --     --       125            I         minor child
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                --             --       --     --          --     --       125            I         minor child
----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                               Class B
                                                                               Common
Options             $10.00   --       --   --   --    --     12/9/99  12/9/04  Stock      1,750  --        1,750    D        --
------------------------------------------------------------------------------------------------------------------------------------

                                                                               Class B
                                                                               Common
Options             $10.00   --       --   --   --    --     12/9/00  12/9/04  Stock      1,750  --        1,750    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $10.00   --       --   --   --    --     12/9/01  12/9/04  Stock      3,500  --        3,500    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 3.00   --       --   --   --    --     5/15/99  5/15/02  Stock     12,500  --       12,500    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 6.40   --       --   --   --    --     12/9/97  12/9/03  Stock        781  --          781    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 6.40   --       --   --   --    --     12/9/98  12/9/03  Stock        781  --          781    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 6.40   --       --   --   --    --     12/9/99  12/9/03  Stock      1,563  --        1,563    D        --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
Class A Common                                                                 Common
Stock               1.1      --       --   --   --    --     8/15/98  N/A      Stock        948  --          948    D        --
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


/s/ Stephen T. Clayton                                        April 7, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Stephen T. Clayton

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities owned directly or indirectly.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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